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                              EMPLOYMENT AGREEMENT


              THIS AGREEMENT is made as of the 1st day of January, 1995 by and between Healthsource, Inc., a corporation organized under the laws of the State of New Hampshire ("Healthsource"), and Francis G. Middleton, M.D. ("Middleton").

                                    RECITALS

              WHEREAS, Healthsource is engaged in the operation of a health maintenance organization and other managed health care programs and operations, as well as health insurance companies, third party administrators, and utilization review organizations; and

              WHEREAS, Healthsource wishes to engage Middleton's as an employee of Healthsource or a subsidiary designated by Healthsource;

              NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties agree as follows:

         1. Employment. Healthsource agrees that it or one of its subsidiaries shall employ Middleton and Middleton agrees to be employed by Healthsource or its designated subsidiary, upon the terms and conditions set forth in this Agreement.

         2. Duties. Middleton shall assume the title, function and duties of President of Healthsource South, which generally shall mean development, management and oversight of the Healthsource subsidiaries based in the southern portion of the United States, as designated by and under the direction and control of Healthsource's Board of Directors. Middleton shall devote his full time to performance of his duties as specified in this Agreement.

         3. Compensation. For all services rendered by Middleton under this Agreement, Healthsource (or the subsidiary designated by Healthsource as Middleton's employer) shall compensate Middleton as set forth in this Section 3:

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              3.1  Salary. Healthsource (or the subsidiary designated by
Healthsource as Middleton's employer) shall pay Middleton an annual salary of $285,000, provided that, after the first year of this Agreement, Middleton shall be eligible for salary increases which shall be determined in the discretion of the Board of Directors of Healthsource in accordance with criteria applied to other Healthsource senior executives generally ("Base Salary"). The Base Salary will be paid in 26 equal installments.

              3.2 Additional Compensation. In lieu of any Board stipends and fees for attendance at Board of Directors meetings of Healthsource and its subsidiaries, all rights to which Middleton hereby waives, Healthsource (or the subsidiary designated by Healthsource as Middleton's employer) shall pay Middleton additional compensation of $35,000 annually. This additional compensation will be paid with the Base Salary.

              3.3 Bonus Compensation. Middleton will be eligible for an annual bonus of up to twenty percent (20%) of the Base Salary. Bonus compensation, if any, will be determined by the Healthsource Board of Directors based on company performance, Middleton's performance, or such other criteria as determined by the Healthsource Board of Directors in its sole discretion. Payment of bonus compensation, if any, will be made at such time and in such manner as determined by the Healthsource Board of Directors.

              3.4 Fringe Benefits. Middleton shall be entitled to participate in all fringe benefits generally made available to senior management, as such benefits may be established, amended or discontinued from time to time, including the following employee benefits:

                   4.1 The Healthsource South Carolina, Inc. HMO (or indemnity or other reasonably equivalent coverage from another Healthsource subsidiary) for Middleton and his family at a cost to Middleton in accordance with Healthsource's regular policy for its senior management.

                   4.2 Three (3) weeks fully paid vacation during each calendar year, at such times as will not unreasonably interfere with Middleton's performance of his duties under this Agreement.


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                   4.3 Middleton shall be entitled to participate in the 401k deferred compensation plan, in effect on January 1, 1995, in accordance with its terms as they may be amended from time to time, provided that nothing herein shall prevent Healthsource from terminating such 401k plan in whole or in part.

              3.5 Stock Options. Middleton shall be eligible to receive options to purchase stock of Healthsource, Inc. in accordance with Healthsource stock option plans or policies for key or senior management employees as are in effect from time to time, and as determined by the Board of Directors of Healthsource in its sole discretion.

         4. Reimbursement of Expenses. Healthsource (or the subsidiary designated by Healthsource as Middleton's employer) shall reimburse Middleton for travel and other expenses reasonably and necessarily incurred in the performance of his duties in accordance with Healthsource's normal documentation procedure.

         5.   Termination.

              5.1 Without Cause Termination. This Agreement may be terminated by either party, at will, without cause, by giving sixty (60) days prior written notice to the other. If termination is accomplished in this manner the effective date of termination shall be the 60th day following receipt of the termination notice.

              5.2 Termination on Change of Control. Within ninety (90) days following a Change of Control of Healthsource, to a party not "affiliated with" Healthsource, Middleton may elect to terminate this Agreement by providing sixty
(60) days advance written notice to Healthsource (or its successor in interest). For purposes of this Agreement, "Change of Control" of Healthsource shall be deemed to occur if Healthsource shall merge or consolidate with, or transfer substantially all of its assets to, another corporation, association or business or person not affiliated with Healthsource or an affiliate of Healthsource. For purposes of this Agreement, "affiliate" or "affiliated with" Healthsource shall mean any person or entity which owns or in which Healthsource or any "affiliated" of Healthsource owns at least a five percent (5%) interest, or with which


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Healthsource or any affiliate of Healthsource has a management agreement in effect to manage such person's or entity's business.

              5.3 For-Cause Termination. Healthsource (or the subsidiary designated by Healthsource as Middleton's employer) may terminate this Agreement, for cause, if:

                   3.1 Middleton is convicted by a court of competent jurisdiction of any criminal offense involving dishonesty, breach of trust or other act of moral turpitude.

                   3.2 Middleton shall commit an act of fraud upon, or materially evidence bad faith toward, Healthsource.

                   3.3 Middleton willfully refuses to perform the duties reasonably assigned to him by the Board of Directors of Healthsource consistent with his duties as described in this Agreement, after notice and opportunity for thirty (30) days to cure such willful refusal.

         6.   Middleton's Obligations Upon Termination.

              6.1 Middleton. Upon termination of this Agreement, all records created or maintained by Middleton in the course of his employment shall remain the property of Healthsource and be returned to Healthsource.

              6.2  Non Disclosure of Information.

                   2.1 Middleton acknowledges that as a consequence of his employment under this Agreement, he has been and will be given access to confidential information relating to valued physicians, subscribers, and customers of Healthsource subsidiaries, and such other confidential matters as Healthsource's systems, procedures, manuals, confidential reports, and the nature and type of services rendered by Healthsource. In consideration of the covenants of Healthsource under this Agreement, Middleton agrees that while employed, and for a period of two (2) years after termination of this Agreement for any reason, he shall not disclose any confidential information to third persons, except for the benefit of Healthsource and its subsidiaries, or in the course of


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performing his duties. If any court of competent jurisdiction shall determine this covenant to be unenforceable upon the term or scope set forth in this subsection 6.2.1, then this covenant shall nonetheless be enforceable by such court for such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. Middleton shall execute the Healthsource Confidentiality Statement annexed hereto as attachment 1. In the event of any inconsistency between the Confidentiality Statement and this Agreement, the terms of this Agreement shall prevail.

              6.3 Non-Compete. Upon termination of this Agreement for any reason, Middleton agrees that, for a period of one (1) year following the date of termination, he shall not be employed by or associated with (as employee, consultant, director, officer or shareholder) any company which engages in the HMO, HMO management, preferred provider organization, physician hospital organization, integrated delivery system, utilization review or other managed care business in any state in which Healthsource or any affiliate of Healthsource is engaged in business or is engaged in discussions or negotiations regarding any such business as of the effective date of termination; provided, however, that such restriction shall not apply to Middleton's status as a participating provider for any such company, or employment in the field of hospital administration. If any court of competent jurisdiction shall determine this covenant to be unenforceable upon the term or scope set forth in this
Section 6.3, then this covenant shall nonetheless be enforceable by such court for such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable.

              6.4 Injunctive Relief. In the event that Middleton breaches or threatens to breach the covenants contained in Article 6, Healthsource (or the subsidiary designated by Healthsource as Middleton's employer) shall, without limitation, be entitled to an injunction restraining Middleton (and any person acting for or on behalf of Middleton) from disclosing in whole or in part any such confidential information of Healthsource (or the subsidiary designated by Healthsource as Middleton's employer). Nothing herein shall be construed as prohibiting Healthsource from pursuing and obtaining any other


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remedies available to it for such breach or threatened breach.

              6.5  Survival. The rights and obligations contained in this
Section 6 shall survive termination of this Agreement for any reason.

         7.   Healthsource's Obligations Upon Termination.

              7.1  Severance.

                   1.1 In the event that Healthsource (or any successor in interest) terminates this Agreement under Section 5.1, Healthsource (or its successor in interest) shall pay Middleton three hundred thousand dollars ($300,000), plus an additional two (2) months Base Salary for each calendar year or portion of a calendar year that this Agreement remains in effect up to a maximum of twelve (12) months; provided that Middleton complies with the obligations set forth in Article 6.

                   1.2 In the event that Middleton terminates this Agreement under Section 5.2, Healthsource (or its successor in interest) shall pay Middleton five hundred thousand dollars ($500,000); provided that Middleton complies with the obligations set forth in Article 6, plus an additional two (2) months Base Salary for each calendar year or portion of a calendar year that this Agreement remains in effect up to a maximum of twelve (12) months; provided that Middleton complies with the obligations set forth in Article 6.

              7.2  Survival. The rights and obligations contained in this
Section 7 shall survive termination of this Agreement for any reason.

         8.   Miscellaneous.

              8.1 Amendments. This Agreement may be modified only by a writing executed by the parties hereto.

              8.2 Integration. This Agreement supersedes all prior agreements and understandings of the parties as to the employment of Middleton by Healthsource or any affiliate of Healthsource, including but not limited to the Employment Agreement by and among Physician's Health Systems, Inc., Healthsource South Carolina, Inc. and


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Middleton dated as of July 1991 (the "PHS Agreement") and the Employment
Agreement by and between Healthsource, Inc. and Middleton dated as of February 1, 1994 (the "Healthsource Agreement"). Healthsource and Middleton agree that the PHS Agreement and the Healthsource Agreement are hereby terminated, and that all obligations set forth in th PHS Agreement and the Healthsource Agreement have been satisfied and that, notwithstanding anything to the contrary neither party (nor their affiliates) has any further obligation to each other under such agreements.

              8.3 Captions. All captions used herein are for purposes of convenience only and shall not be referred to in construing this Agreement.

              8.4 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of New Hampshire, without regard to conflicts of interest. The parties agree that any action brought in connection with this Agreement shall be maintained only in a state or federal court of competent subject matter jurisdiction located within the state in which Middleton resides.

              8.5 Waiver of Breach. The failure by either party to insist upon strict compliance with any of the terms, conditions, or covenants contained herein shall not be deemed a waiver of any such terms, conditions or covenants; nor shall any waiver any one or more times be deemed a waiver at any other time or times.

              8.6 Severability. The provisions of this Agreement are severable and the invalidity of any term or provision of this Agreement shall not invalidate any other term or provision of this Agreement.

              8.7 Succession. This Agreement shall be binding upon the parties hereof, their heirs, estates, assigns, transferees and successors in interest. Middleton's duties shall be non-delegable and non-assignable.

              8.8 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail or courier, with a signed receipt required, as follows:


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           To Healthsource:      Healthsource, Inc.
                                 2 College Park Drive
                                 Hooksett, NH  03106
                                 ATTN:  Vice President,
                                        Human Resources

            with a copy to:      Healthsource, Inc.
                                 2 College Park Drive
                                 Hooksett, NH  03106
                                 ATTN:  General Counsel

              To Middleton:      Francis G. Middleton, M.D.
                                 215 East Bay Street
                                 Charleston, SC  29401

            with a copy to:      T. Hayward Carter, Jr.
                                 Evans, Carter, Canes and
                                   Grant, P.A.
                                 151 Meetinghouse Street,
                                   Suite 145
                                 P.O. Box 369
                                 Charleston, SC  29402-0369

or to such other persons as may from time to time be designated by either of the parties hereto in writing.

              8.9 Corporate Authority. Healthsource and Middleton warrant that all necessary corporate actions have been taken to authorize them to enter into this Agreement.

              8.10 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement.

              8.11 Guarantee. In the event that Healthsource designates a subsidiary as Middleton's employer, Healthsource hereby guarantees satisfaction by the subsidiary of the obligations set forth in this Agreement.


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              IN WITNESS WHEREOF, Middleton and Healthsource, by its duly authorized representative, have executed this Agreement as of the date first written above.


HEALTHSOURCE, INC.                          FRANCIS G. MIDDLETON, M.D.


BY:  /s/ Norman C. Payson                   BY:  /s/ Francis G. Middleton, M.D.
     -----------------------------               -------------------------------
     Norman C. Payson, M.D.                      Francis G. Middleton, M.D.
     President and Chief
     Executive Officer

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                               HEALTHSOURCE, INC.
                             Two College Park Drive
                          Hooksett, New Hampshire 03106



February 5, 1997

Francis G. Middleton, M.D.
Healthsource South, Inc.
146 Fairchild Street
Charleston, SC  29492

Dear Frank:

This letter will correct a scrivener's error in your Employment Agreement dated as of January 1, 1995.

The severance provision of Paragraph 7.1.2 was intended to provide for the base amount of $500,000 plus an additional two (2) months salary for each year of your full-time employment with Healthsource, i.e., from July 1, 1991, not from the date of the 1995 Agreement as literally stated.

Sincerely,



/s/ Norman C. Payson
-----------------------------
Norman C. Payson, M.D.


Accepted:


/s/ Francis J. Middleton
-----------------------------
Francis J. Middleton, M.D.